Exhibit 99

Titan International Announces 29 Percent Increase in Revenue for Second Quarter 2013

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 24, 2013

Second quarter highlights:

•	Sales for second quarter 2013 were $593.3 million up 29.2 percent, compared to $459.2 million in the second quarter of 2012.

•	Gross profit increased 5.6 percent for second quarter 2013 to $86.7 million, or 14.6 percent of net sales, compared to $82.1 million in second quarter 2012, or 17.9 percent of net sales.

•	Second quarter income from operations was $36.9 million compared to $81.0 million last year.

•	Adjusted net income for the second quarter was $13.7 million, compared to $28.8 million in the second quarter of last year (see appendix below).

•
Adjusted earnings per share for the second quarter 2013 are $0.26 and $0.24 for basic and fully diluted respectively, compared to $0.68 and $0.56 for 2012, basic and fully diluted respectively (see appendix below).

Statement of Chief Executive Officer:
Chairman and CEO, Maurice M. Taylor comments, "Titan continues to execute our business strategy through acquisitions and product innovation. Titan is making the focused investments needed to deliver the long term growth opportunities to the company. Titan is planning to close on the purchase of Voltyre-Prom, which is the leading producer of agricultural and industrial tires in Russia, no later than September 1, 2013. This acquisition will increase our international footprint and be Titan's base for other acquisitions in the CIS region. The South American farm tire market is getting stronger for Titan and we look to establish wheel manufacturing in the region to complement the tire offering in the coming year. Along with these strategic moves, we continue to tighten costs across the company.
"As a result of acquisitions, Titan will see record revenue in the second half of 2013. If the markets remain as they are, Titan will continue its growth similar to the last few years. As we grow the business, there has been a learning process involved in Titan's young management team, but they are improving each month. There is still work to be done to reduce our SG&A under 7 percent and we continue our efforts to lower these costs."
"Titan's primary business is farm tires and wheels where volume has remained strong. Titan has been building the Goodyear farm tire brand since 2006 as represented by our leading market share in North America. We believe that this American brand will allow Titan to gain greater market share in the coming years although, the construction market continues to show signs of weakness.
"There has been a negative impact on pricing in all our markets due to raw material price decreases passed along to our customers along with excess supply of product," Taylor concluded.

Financial Summary:

Sales: Titan recorded sales of $593.3 million for the second quarter of 2013, compared to second quarter 2012 sales of $459.2 million. Sales increased approximately 38 percent from the addition of recently acquired entities including $154.4 million at Titan Europe. Net sales for the first half of 2013 were $1,171.7 million, compared to $922.3 million in the first half of 2012, an increase of 27.0 percent. Year to date sales increased approximately 36 percent due to recent acquisitions of which $303.1 million is attributed to revenue from Titan Europe. Overall sales volume remained consistent with the prior year.  The increase in year to date net sales was partially offset by a.) a  price/mix reduction which resulted largely from lower raw material prices that were primarily passed on to customers that decreased sales by approximately 8 percent, and b.) unfavorable currency translation which decreased sales by approximately 1 percent.

Gross profit: Gross profit for the second quarter of 2013 was $86.7 million, or 14.6 percent of net sales, compared to $82.1 million, or 17.9 percent of net sales for the second quarter of 2012. Gross profit for the six months ended June 30, 2013, was $183.4 million, or 15.7 percent of net sales, compared to $175.4 million, or 19.0 percent of net sales in 2012. Gross profit, as a percentage of net sales, decreased as lower raw material costs were passed on to customers before being fully realized by the company. Increased warranty provisions relating to earthmoving tires also contributed to the decreased gross profit. Titan Europe provided gross profit of $34.3 million, or 11.3 percent of net sales. Titan Europe margins were negatively affected by decreased earthmoving/construction demand in Europe.
Warranty Expense: The provision for warranty liability was $24.1 million at June 30, 2013 or 2.1 percent of sales compared to $15.6 million at June 30, 2012 or 1.7 percent of sales.

Selling, general and administrative expenses: Selling, general and administrative (SG&A) expenses for the second quarter of 2013 were $43.7 million, or 7.4 percent of net sales, compared to $23.4 million, or 5.1 percent of net sales, for 2012. Selling, general and administrative (SG&A) expenses for the six months ended June 30, 2013 were $86.1 million, or 7.3 percent of net sales, compared to $54.2 million, or 5.9 percent of net sales, for 2012. The increase in SG&A expenses year to date were primarily the result of approximately $35 million of SG&A expenses at recently acquired facilities.

Goodyear Latin American Truck Supply agreement termination income: In May 2012, the company and Goodyear terminated the supply agreement between the two parties and entered into a new agreement under which Titan will sell these products directly to third party customers and pay a royalty to Goodyear. The remaining balance of the supply agreement liability of $26.1 million was recorded to income as the company is no longer obligated to sell the products at below market prices.

Income from operations: Income from operations for the second quarter of 2013, was $36.9 million, or 6.2 percent of net sales, compared to $81.0 million, or 17.6 percent of net sales, in 2012. In second quarter 2012, income from operations was positively affected by the supply agreement termination income of $26.1 million. Income from operations for the six months ended June 30, 2013, was $84.8 million, or 7.2 percent of net sales, compared to $139.6 million, or 15.1 percent of net sales, in 2012.

Interest expense: Interest expense was $13.1 million and $6.2 million for the quarters ended June 30, 2013, and 2012, respectively. Year-to-date interest expense was $23.5 million and $12.5 million for the six months ended June 30, 2013, and 2012, respectively. The increase in interest expense is primarily the result of the increase in the 7.875 senior secured notes of $325 million issued first quarter 2013.

Non-cash convertible debt charge: In the first quarter 2013, Titan agreed to convert approximately $52.7 million of the 5.625 percent convertible notes into approximately 4.9 million shares of the Company's common stock plus a cash payment totaling $14.2 million. In connection with this exchange, the Company recognized a charge of $7.3 million in accordance with accounting standards for debt conversion.

Gain on Earthquake Insurance Recovery: Titan Europe's wheel manufacturing facility in Finale Emilia, Italy experienced damage from an earthquake in May of 2012 prior to Titan's acquisition of Titan Europe.  The plant was closed for production during initial remedial work. This resulted in a limited transfer of production to other facilities within Titan Europe as well as sourcing product from facilities in the US owned by Titan and competitors.  In the second quarter of 2013, Titan received a final settlement payment of $38.7 million.

Earnings per share: For the second quarter of 2013, basic and diluted earnings per share were $0.43 and $0.40 respectively. This compared to the same period last year, basic and diluted earnings per share were $1.05 and $0.84 respectively. Year-to-date 2013 basic and diluted earnings per share were $0.81 and $0.74 respectively. Year-to-date 2012 basic and diluted earnings per share were $1.89 and $1.53 respectively. On an adjusted basis (see appendix below), basic and fully diluted earnings per share were $0.26 and $0.24 respectively for the second quarter 2013 and $0.68 and $0.56 for 2012. Year-to-date adjusted earnings per share were $0.70 and $0.65, basic and fully diluted respectively, compared to $1.65 and $1.34 in the prior year.

Capital expenditures: Titan’s capital expenditures were $14.9 million for the second quarter of 2013 and $10.9 million for the second quarter 2012. Year-to-date expenditures were $36.1 million for 2013 compared to $19.0 million for 2012.

Deferred Tax Asset Valuation Allowance: During the quarter ended June 30, 2013, Titan recognized a non-cash charge of $11.7 million to establish a valuation allowance on the Italy net deferred tax assets. This valuation allowance was needed due to the reassessment of the realizability of the deferred tax asset as a result of the insurance proceeds from the earthquake becoming non-taxable resulting from the Italian tax law changes. Adjusted net income (See appendix below) for the second quarter of 2013 includes the non-cash income tax charge as a result of a change in a deferred tax asset valuation allowance.

Debt balance: Total long term debt balance was $638.8 million at June 30, 2013 compared to $441.4 million on December 31, 2012. Titan issued an additional $325 million in 7.875 percent senior secured notes in the first quarter of 2013. Short-term debt balance was $105.1 million at June 30, 2013, and $145.8 million at December 31, 2012. Net debt (debt less cash and investments) was $214.5 million at June 30, 2013, compared to $252.3 million at December 31, 2012

Equity balance: The company’s equity was $700.7 million at June 30, 2013, compared to $632.4 million at December 31, 2012.

Second Quarter Conference Call:

The Titan International Inc. earnings conference call for the second quarter that ended June 30, 2013, will be held at 9 a.m. Eastern Time on Thursday, July 25, 2013. To participate in the conference call, dial (800) 288-8961 five minutes prior to the scheduled time. International callers dial (612) 332-0342. A replay of the call will be available until August 1, 2013. To access the replay, dial (800) 475-6701 and enter access code 297975. International callers dial (320) 365-3844.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description: Titan International Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage product for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Titan International, Inc.
Consolidated Condensed Statements of Operations (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013		2012
Net sales	$593,291	$459,233	$1,171,678		$922,321
Cost of sales	506,636	377,147	988,272		746,872
Gross profit	86,655	82,086	183,406		175,449
Selling, general and administrative expenses	43,653	23,410	86,096		54,245
Research and development expenses	2,801	1,189	5,503		2,697
Royalty expense	3,295	2,652	7,018	3,723	5,001
Supply agreement termination income	—	(26,134)	—		(26,134)
Income from operations	36,906	80,969	84,789		139,640
Interest expense	(13,069)	(6,217)	(23,510)		(12,512)
Convertible debt conversion charge	—	—	(7,273)		—
Gain on earthquake insurance recovery	22,451	—	22,451		—
Other income (expense)	(2,429)	613	(1,010)		3,724
Income before income taxes	43,859	75,365	75,447		130,852
Provision for income taxes	21,003	31,040	33,202		51,133
Net income	22,856	44,325	42,245		79,719
Net income (loss) attributable to noncontrolling interests	(361)	269	(447)		244
Net income attributable to Titan	$23,217	$44,056	$42,692		$79,475

Earnings per common share:
Basic	$.43	$1.05	$.81		$1.89
Diluted	$.40	$.84	$.74		$1.53
Average common shares and equivalents outstanding:
Basic	53,426	42,158	52,625		42,132
Diluted	59,504	53,516	59,527		53,492

Dividends declared per common share:	$.005	$.005	$.010		$.010

Segment Information
Revenues from external customers (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues from external customers
Agricultural	$323,943	$288,993	$634,496	$584,798
Earthmoving/construction	208,226	110,541	417,842	215,109
Consumer	61,122	59,699	119,340	122,414
	$593,291	$459,233	$1,171,678	$922,321

Titan International, Inc.
Consolidated Condensed Balance Sheets (Unaudited)

	June 30,	December 31,
Assets	2013	2012
Current assets
Cash and cash equivalents	$424,387	$189,114
Accounts receivable, net	335,854	297,798
Inventories	368,963	366,385
Deferred income taxes	30,208	50,558
Prepaid and other current assets	87,557	92,268
Total current assets	1,246,969	996,123
Property, plant and equipment, net	554,154	568,344
Goodwill	22,343	24,941
Deferred income taxes	7,566	8,383
Other assets	113,515	112,444
Total assets	$1,944,547	$1,710,235
Liabilities and Equity
Current liabilities
Short-term debt	$105,110	$145,801
Accounts payable	211,878	180,065
Other current liabilities	134,172	141,214
Total current liabilities	451,160	467,080
Long-term debt	638,846	441,438
Deferred income taxes	50,305	62,259
Other long-term liabilities	103,518	107,096
Total liabilities	1,243,829	1,077,873
Equity
Titan stockholders' equity
Common stock (no par, 120,000,000 shares authorized, 55,253,092 and 50,350,048 issued, respectively)	—	—
Additional paid-in capital	556,455	507,199
Retained earnings	215,564	173,407
Treasury stock (at cost, 1,724,107 and 1,787,844 shares, respectively)	(15,873)	(16,445)
Treasury stock reserved for deferred compensation	(1,075)	(1,075)
Accumulated other comprehensive loss	(77,107)	(56,469)
Total Titan stockholders’ equity	677,964	606,617
Noncontrolling interests	22,754	25,745
Total equity	700,718	632,362
Total liabilities and equity	$1,944,547	$1,710,235

Titan International, Inc.
Supplemental Consolidated Statement of Income Information
Reconciliation of GAAP to Non-GAAP Financial Measures-Unaudited
Amounts in thousands except earnings per share data

The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). This supplemental schedule provides adjusted non-GAAP financial information and a quantitative reconciliation of the difference between non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. The non-GAAP financial measure should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. It has limitations in that it does not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, this measure may not be comparable to non-GAAP financial measures reported by other companies.

The non-GAAP financial measure of adjusted net income assists investors with analyzing our business results as well as with predicting future performance. In addition, this non-GAAP financial measure is reviewed by management in order to evaluate the financial performance of each segment as well as the company as a whole. We believe that the presentation of this non-GAAP financial measure will permit investors to assess the performance of the company on the same basis as management.

As a result, one should not consider this measure in isolation or as a substitute for our results reported under GAAP. We compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of the non-GAAP financial measures with the most directly comparable GAAP financial measures for June 30, 2013.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income attributable to Titan	23,217	44,056	42,692	79,475

Adjustments:
Europe rationalization	0	0	139	0
Europe VAT settlement (Brazil)	1,306	0	1,306	0
Europe earthquake insurance settlement	(22,451)	0	(22,451)	0
Italy DTA Valuation Allowance from change in deferred tax asset	11,656	0	11,656	0
Convertible debt conversion charge	0		3,701
Supply agreement termination income	0	(17,248)	0	(17,248)
Adoption of unrecognized tax benefit	0	1,988	0	1,988
CEO incentive compensation	0	0	0	5,127
Adjusted Net Income	13,728	28,796	37,043	69,342

Adjusted earnings per common share:
Basic	$0.26	$0.68	$0.70	$1.65
Diluted	$0.24	$0.56	$0.65	$1.34

Average common shares outstanding:
Basic	53,426	42,158	52,625	42,132
Diluted	59,504	53,516	59,527	53,492
Contact: Krista Gray, Director of IR & Communication
krista.gray@titan-intl.com; 217-221-4773